EXHIBIT 12.1

                                                        Fixed Charge Ratio Chart
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
                                                       KNIGHT-RIDDER, INC.
                                         COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                                                    (IN THOUSANDS OF DOLLARS)

                                                                   Fiscal Year Ended                           Two Quarters
                                                --------------------------------------------------------    --------------------
                                                Dec. 27     Dec. 26     Dec. 25     Dec. 31     Dec. 29     June 30     June 29
FIXED CHARGES COMPUTATION                         1992        1993        1994        1995        1996        1996        1997
                                                --------------------------------------------------------    --------------------
Interest Expense                                 $37,612     $44,282     $43,742     $57,624     $66,740     $36,087     $35,509
Plus Capitalized Interest                         14,746         120         474       1,889       6,397       2,579       3,148
                                                --------    --------    --------    --------    --------    --------    --------

     Gross Interest Expense                       52,358      44,402      44,216      59,513      73,137      38,666      38,657

Proportionate share of Interest
  Expense of 50% owned persons                    15,555      13,608      12,351      13,824      17,941       7,928         641
Interest component of Rent                         4,748       4,946       5,527       6,023       6,205       3,170       3,443
                                                --------    --------    --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                              $72,661     $62,956     $62,094     $79,360     $97,283     $49,764     $42,741
                                                ========    ========    ========    ========    ========    ========    ========


EARNINGS COMPUTATION

Pre-tax earnings from continuing operations     $217,952    $220,036    $266,804    $184,070    $311,678    $110,023    $415,917
Add: Fixed Charges                                72,661      62,956      62,094      79,360      97,283      49,764      42,741
                                                --------    --------    --------    --------    --------    --------    --------
                                                 290,613     282,992     328,898     263,430     408,961     159,787     458,658

Less: Capitalized Interest                       (14,746)       (120)       (474)     (1,889)     (6,397)     (2,579)     (3,148)
      Distributions in Excess of (less
      than) Earnings of Investee                  (1,216)     (4,407)     (4,487)     (9,285)    (12,962)    (10,655)      1,898
                                                --------    --------    --------    --------    --------    --------    --------

Total Earnings as Adjusted                      $274,651    $278,465    $323,937    $252,256    $389,602    $146,553    $457,408
                                                ========    ========    ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES                   3.8         4.4         5.2         3.2         4.0         2.9        10.7
                                                ========    ========    ========    ========    ========    ========    ========

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